UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2019

GENTHERM INCORPORATED

(Exact name of registrant as specified in its charter)

Michigan	0-21810	95-4318554
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21680 Haggerty Road, Ste. 101, Northville, MI		48167
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (248) 504-0500

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	THRM	The Nasdaq Global Select Stock Market

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously disclosed, on August 1, 2015, Gentherm Incorporated (the “Company”) entered into an Executive Relocation and Employment Agreement (the “Employment Agreement”) with Frithjof Oldorff (“Oldorff”). The Employment Agreement had an initial term of three years, which was further extended on October 3, 2017. Oldorff and the Company have agreed that Oldorff’s employment with the Company will terminate on July 1, 2019 (the “Separation Date”), which termination is not the result of Oldorff’s disagreement with any of the Company’s operations, policies or practices.

To ensure an orderly transition of Oldorff’s duties and to ensure a clear understanding of each party’s rights and responsibilities pertaining to such separation, the Company and Oldorff entered into a Separation Agreement and Release, dated May 6, 2019 (the “Separation Agreement”). Under the terms of the Separation Agreement, Oldorff will remain employed by the Company through the Separation Date. For so long as Oldorff remains employed by the Company, Oldorff will continue to receive his current base salary, employee health and welfare benefits (both for the U.S. and Germany), housing allowance, and use of a Company automobile. He will not be eligible for a bonus for 2019. Oldorff also will vest in 2,753 restricted stock units on June 11, 2019, and his outstanding options will be exercisable for 90 days following the Separation Date; all other unvested awards will automatically terminate and be forfeited on the Separation Date.

On the Separation Date, the Company will pay Oldorff one month’s current base salary as cash severance (the “Severance Payment”). In addition to the Severance Payment, the Separation Agreement provides that Oldorff is entitled to payment of all accrued but unused vacation time through the Separation Date and specified repatriation benefits (including flights for him and his family to Germany, specified freight to Germany of household goods, brokerage commissions and closing costs on the sale of his U.S. home if sold within 12 months of the Separation Date, and temporary housing for up to 30 days). Further, Oldorff will remain entitled to the tax protection provided in the Employment Agreement, which addresses the tax differentials between the U.S. and Germany, and the Company will pay for a tax advisor related to 2019 and 2020 federal and state tax returns of Oldorff.

Pursuant to the Separation Agreement, Oldorff and the Company have agreed to a mutual general release from substantially all claims to the extent permitted by applicable law and other specified limitations, and the Company’s requirement to provide the benefits of the Separation Agreement to Oldorff will become effective following the expiration of Oldorff’s revocation period as required by applicable law. Pursuant to a previously-executed Confidential Information and Inventions Assignment Agreement, he remains subject to confidentiality requirements during his remaining employment and thereafter. Further, Oldorff is subject to non-competition and non-solicitation requirements that extend for 12 months following termination of his employment with the Company.

A copy of the Separation Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The above description of the material terms of the Separation Agreement is qualified in its entirety by reference to such exhibit.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

10.1	Separation Agreement and Release between Gentherm Incorporated and Frithjof Oldorff, dated May 6, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENTHERM INCORPORATED

By:	/s/ Kenneth J. Phillips
Kenneth J. Phillips
Vice-President and General Counsel

Date: May 7, 2019